    As filed with the Securities and Exchange Commission on February 13, 1997
                            Registration No. 33-80627



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                Amendment No. 6 to
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              GILMAN & CIOCIA, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


      Delaware                          7291                     11-2587324
----------------------         ----------------------         ----------------
(State or jurisdiction           (Primary Standard            (I.R.S. Employer
 of incorporation or           Industrial Classifica-           Identification
    organization)                 tion Code Number)                 No.)


          475 Northern Boulevard, Great Neck, NY 11021, (516) 482-4860
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                  475 Northern Boulevard, Great Neck, NY 11021
--------------------------------------------------------------------------------
          (Address or principal place of business or intended principal place of business)

                                Mr. James Ciocia
                                ----------------
                              Gilman & Ciocia, Inc.
                             475 Northern Boulevard
                      Great Neck, NY 11021, (516) 482-4860
            ---------------------------------------------------------
            (Name, Address and telephone number of agent for service)

                                 With copies to:

Seth A. Akabas, Esq.
Akabas & Cohen
488 Madison Avenue, 6th Floor
New York, NY 10022
(212) 308-8505

                          ---------------------------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  Indemnification of Officers and Directors

                  Article EIGHTH of the Corporation's Certificate of Incorporation provides:

                  A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  Article NINTH of the Corporation's Certificate of Incorporation provides:

                  This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of this Corporation to procure judgment in its favor, by reason of the fact that he is or was a director or officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this Corporation as authorized in this section.


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
         The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Article TENTH of the Company's By-Laws provides as follows:

                  Any person made a party to any action or proceeding (whether or not by or in the right of the Corporation to procure a judgment in its favor or by or in the right of any other corporation) by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of or as a result of such action or proceeding, or in connection with any appeal therein, to the full extent permitted under the laws of the State of Delaware from time to time in effect. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

ITEM 25.  Other Expenses of Issuance and Distribution

         The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, and non-accountable expenses of $-0-) are as follows:

Securities and Exchange Commission Fees............                 $ 4,148.70
NASDAQ Stock Market listing fees...................                   1,000.00
Transfer/Warrant Agent's Fee and Expenses..........                   1,000.00
Accounting Fees and Expenses.......................                  25,000.00
Blue Sky Fees and Expenses.........................                   5,000.00
Printing Expenses .................................                   4,000.00
Legal Fees.........................................                  29,000.00
Miscellaneous......................................                     851.30

                  TOTAL............................                 $70,000.00
                                                                    ==========

ITEM 26. Recent Sales of Unregistered Securities

         In July 1994, the Company granted additional options to purchase shares of Common Stock at $2.50 per share to officers and directors as follows: James Ciocia 18,850, Thomas Povinelli 18,850, Gary Besmer 11,310, and Kathryn Travis 14,170, and to the Company's former Chief Financial Officer, Ralph Esposito, 1,820.

         In May 1995, the Company issued 203,428 shares of Common Stock in connection with the Company's acquisition of Gilbert Financial Services, Inc. and granted options to purchase 400,000 shares of Common Stock in connection with an employment agreement with Mr. Steven Gilbert. After the end of the 1995 fiscal year, 60,000 options granted to Mr. Gilbert during such year were rescinded pursuant to a preexisting incentive compensation agreement.

         In June 1995, Judah Wernick, an employee of the underwriter in the Company's initial public offering purchased all outstanding bridge loan Class A Warrants, and upon exercise thereof, the Company issued 360,000 shares of Common Stock for an aggregate purchase price of $748,800.

         Also, in June 1995, the Company issued 64,286 shares of Common Stock in partial consideration for the acquisition of assets used in the direct mail advertising business.

         In August 1995, the Company sold 70,161 shares of Common Stock to employees and independent contractors of the Company at prices ranging from $3.07 to $3.50, for an aggregate purchase price of approximately $232,000. During the same period, the Company also issued 10,100 shares of Common Stock to employees and others as performance bonuses.

         Also in August 1995, the Company sold a total of 22,759 shares of its Common Stock (which had been returned to the Company as a result of a default in the payment of a subscription receivable) to an officer and a former officer of the Company for an aggregate purchase price of $69,870.

         In addition, in August 1995, the Company issued 25,713 restricted shares of Common Stock for an aggregate purchase price of $89,995.50 to the following individuals in the following amounts: Dominick Riolo 8,571 shares; Gregory Ferone 8,571 shares; and Armando Olivieri 8,571 shares, pursuant to a contract for the opening of new offices in New City, Mamaroneck and Scarsdale between such individuals and the Company.

         The Company, in August 1995, sold 1,429 restricted shares of Common Stock to Joseph Jensen for an aggregate purchase price of $5,000.00 pursuant to a severance compensation package agreement between such individual and the Company.

         In October 1995, the Company sold a total of 20,000 shares of Common Stock upon exercise of a stock option to one of its key independent contractors for an aggregate purchase price of $40,650 pursuant to a previous contract between such individual and the Company.

         Also in October 1995, the Company issued 3,050 restricted shares of Common Stock as performance bonuses to the following individuals in the following amounts: Neil Hasset 300 shares; Jim Ptacek 100 shares; Carol Livolsi 100 shares; Karen Sheppard 50 shares; Joel Weinberger 50 shares; Jeffrey Ambrosio 50 shares; Pat Ewing 50 shares; Kerry O'Keefe 50 shares; Richard Boehm 200 shares; Dominick Riolo 100 shares; Joe Jacobs 100 shares; Larry Brenner 100 shares; Dave Burgio 100 shares; Lorraine Buscareno-Smith 100 shares; Dave Critelli 100 shares; Deborah E. O'Connell 1,200 shares; and Scott Fisher 300 shares.

         In addition, in October 1995, the Company granted options to purchase 150,000 shares of Common Stock to EuroMarket Advisory, Inc. ("Euromarket") pursuant to a consulting agreement. The Company also granted options to purchase 100,000 shares to Texas Capital Securities, Inc. ("Texas Capital") pursuant to an investment banking agreement.

         In November 1995, the Company sold 100 restricted shares of Common Stock to Gwendolyn Morgan at $4.625 per share for an aggregate purchase of $462.50 and 5,455 restricted shares of Common Stock to Joel Weinberger at approximately $5.50 per share for an aggregate purchase price of $30,000.00.

         In addition, in November 1995, the Company issued 3,688 restricted shares of Common Stock to Kerry O'Keefe as a performance bonus.

         Also, in November 1995, the Company sold 5,000 restricted shares of Common Stock to Frank Daguanno at $6.00 per share for an aggregate purchase price of $30,000.

         In December 1995, the Company issued 1,600 restricted shares of Common Stock as performance bonuses to the following individuals in the following amounts: Thomas Mallis 100 shares; Carol Sanford 100 shares; Sandy Valle 100 shares; Rosalie Maiorano 100 shares; Angelo Perna 100 shares; Georget Czajkowski 100 shares; Leonard Shrift 100 shares; Patricia White 100 shares; Vinka Pelaic 100 shares; Robert Gilman 100 shares; Jennifer Gilman 100 shares; Debra Seeley 100 shares; Kerry O'Keefe 100 shares; Joel Weinberger 100 shares; Pat Ewing 100 shares; and Tim Bodner 100 shares.

         In February 1996, the Company issued 15,254 restricted shares of Common Stock for an aggregate purchase price of $ 80,000 to the following individuals in the following amounts: Howard Wilkin 5,405 shares; Alfred Schepis 5,405 shares; and Armando Olivieri 4,444 shares, pursuant to a management agreements as signing bonuses between such individuals and the Company.

         In April 1996, the Company issued a total of 3,400 shares of Common Stock to an employee for services rendered.


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
         In October 1996, the Company sold a total of 10,000 shares of Common Stock upon exercise of a stock option to one of its key independent contractors for an aggregate purchase price of $78,600 pursuant to a previous contract between such individual and the Company.

         All sales reported under this item were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and/or the rules and regulations promulgated thereunder as sales of securities not involving a public offering.


ITEM 27. Exhibits and Financial Statement Schedules

         (a)      Exhibits
                  3.1 Registrant's Articles of Incorporation, as amended, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  3.2 Registrant's By-Laws, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  4.1 Resolution of Designation, Powers, Preferences and Rights of Series A Preferred Stock, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  4.2 Form of Warrant of Bridge Loan lenders, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  4.3 Form of Warrant included in Units, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  4.4 Form of Underwriter's Warrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY



                  5*                Opinion of Akabas & Cohen

                  10.1 Restated and Amended Agreement and Plan of Merger dated December 23, 1992 among the Registrant and 15 participating corporations, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.2 Asset Sale Agreement dated December 31, 1992, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.3 Escrow letter regarding certain shares of Common Stock of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.4              Omitted.

                  10.5 Warrant Agreement dated December 12, 1994 between the Registrant and the Warrant Agent, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.6              Omitted.

                  10.7 1993 Joint Incentive and NonQualified Stock Option Plan of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.8 Documents involved in the repurchase of shares and settlement with Frank Pasatieri, a former shareholder of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.9 Documents involved in the repurchase of shares and settlement with Alan Grad, a former shareholder of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.10 Form of Lock-up letter executed by shareholders of the Registrant prior to the Registrant's initial public offering, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.11 Term-loan Promissory Note to State Bank of Long Island, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.12 Documents involved in the repurchase of shares and settlement with Bernard McGee and Jay Cruice, former shareholders of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.13             Omitted.

                  10.14 Form of guaranty of Term-loan Promissory Note to State Bank of Long Island, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.15 Agreement among Registrant and James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis regarding the repayment of advances, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY

                  10.16 Underwriting Agreement between the Registrant and Patterson Travis, Inc., incorporated by reference to exhibit number
                                    1.1 in the Registrant's Registration
                                    Statement on Form SB-2 under the Securities
                                    Act of 1933, as amended, File No.
                                    33-70640-NY

                  10.17 Stock Purchase Agreement dated February 10, 1995 between Registrant and Steven Gilbert, incorporated by reference to exhibit 99.1 to the Company's Current Report on Form 8-K, dated February 10, 1995

                  10.18 Noncompetition Agreement dated February 10, 1995 between Registrant and Steven Gilbert,


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
                                    incorporated by reference to exhibit 99.2 to the Company's Current Report on Form 8-K, dated February 10, 1995

                  10.19 Employment Agreement dated February 10, 1995 between Steven Gilbert Financial Corp. and Steven Gilbert, incorporated by reference to exhibit 99.3 to the Company's Current Report on Form 8-K, dated February 10, 1995

                  10.20 Registration Rights Agreement dated February 10, 1995 between Registrant and Steven Gilbert, incorporated by reference to exhibit 99.4 to the Company's Current Report on Form 8-K, dated February 10, 1995

                  10.21 Letter Agreement dated April 26, 1995 between and Steven Gilbert, incorporated by reference to exhibit 10.20 in the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1995

                  10.22* Joint Venture Agreement dated December 28, 1994 between Midwood Tax Service, Inc. and Registrant

                  10.23* Promissory notes delivered by James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis in payment for cash value of life insurance policies held by Registrant on the lives of such officers

                  10.24* Consulting Agreement dated October 9, 1995 between EuroMarket Advisory, Inc. and Registrant

                  10.25* Investment Banking Agreement dated October 17, 1995 between Texas Capital Securities Inc. and Registrant

                  10.26* Agreements dated November , 1995 among Rummco, Ltd., five executive officers of Registrant, and Registrant in connection with the sale of stock options.

                  10.27* Lock-Up Release Letter by Patterson Travis, Inc. dated January 10, 1996

                  10.28* Employment Agreement dated April 10, 1995 between Dominick Riolo and Registrant in connection with the opening of a new office

                  10.29* Employment Agreement dated April 10, 1995 between Gregory Ferone and Registrant in connection with the opening of a new office

                  10.30* Employment Agreement dated April 10, 1995 between Armando Olivieri and Registrant in connection with the opening of a new office

                  10.31* Independent Employment Contract dated December , 1993 between Abraham Dorfman and Registrant

                  10.32* Form of Subscription Letter representing stock issuances to individuals

                  10.33* Independent Contractor's Agreement dated September 6, 1995 between Howard Wilkin and the Registrant

                  10.34* Independent Contractor's Agreement dated September 6, 1995 between Alfred Schepis and the Registrant

                  10.35* Independent Contractor's Agreement dated September 6, 1995 between Armando Olivieri and the Registrant

                  11.01*            Calculation of Net Income Per Share

                  16.01 Letter on Change in Certifying Accountant, incorporated by reference to exhibit of the Company's Current Report on Form 8-K dated July 5, 1996

                  21 List of Subsidiaries, incorporated by reference to Exhibit 21 in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995



                  23.1*             Consent of Akabas & Cohen (Included in
                                    Exhibit 5)



                  23.2              Consent of Weinick Sanders & Co., L.L.P.

                  23.3              Consent of BDO Seidman, LLP


----------------

         * previously filed


ITEM 28. Undertakings

                  The undersigned Registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


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
                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

         (e) If the Registrant requests acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, the Registrant acknowledges that:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB- 2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Great Neck, State of New York, on February 13, 1997.

                                                     GILMAN & CIOCIA, INC.


                                                     By/s/ James Ciocia
                                                       -------------------------
                                                       James Ciocia,
                                                       President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ James Ciocia            President and              February 13, 1997
------------------------    Director
James Ciocia


/s/ Thomas Povinelli        Chief Operating            February 13, 1997
------------------------    Officer, Chief
Thomas Povinelli            Financial Officer
                            and Director


/s/ Gary Besmer             Director                   February 13, 1997
------------------------
Gary Besmer


/s/ Kathryn Travis          Director                   February 13, 1997
------------------------
Kathryn Travis


                            Director                   February 13, 1997
------------------------
Louis Karol


/s/ Seth Akabas             Director                   February 13, 1997
------------------------
Seth Akabas

                                      INDEX

Exhibit                    Description                                   Page
-------                    -----------                                   ----
23.2              Consent of Weinick Sanders & Co., L.L.P.

23.3              Consent of BDO Seidman, LLP